Exhibit (c)(ii)

                         CENTURY PROPERTIES FUND XVIII

                                   NOTE 2 TO

                             FINANCIAL STATEMENTS

                          FORM 10-Q - MARCH 31, 1995


2.     Transactions with Related Parties

  (a) An affiliate of NPI, Inc. received reimbursements of administrative expenses amounting to $36,000 and $35,000, during the three months ended March 31, 1995 and 1994, respectively. These reimbursements are primarily included in general and administrative expenses.

  (b) An affiliate of NPI, Inc. is entitled to receive a management fee equal to 5% of the annual gross receipts from certain properties it manages. For the three months ended March 31, 1995 and 1994, affiliates of NPI, Inc. received $46,000 and $15,000, respectively. These fees are included in operating expenses.

  (c) An affiliate of NPI, Inc. was paid $7,000 relating to a successful real estate tax appeal on the Partnership's Overlook Point Apartments property during the three months ended March 31, 1995. This fee is included in operating expenses.